Exhibit (r)(2)

ONE WILLIAM STREET CAPITAL MANAGEMENT, L.P.

1WS CAPITAL ADVISORS, LLC

PERSONAL INVESTMENT POLICY

As an investment adviser, the Firm stands in a position of trust and confidence with respect to our clients.  Accordingly we have a fiduciary duty to place the interests of the Clients before the interests of the Firm and our Employees.  Employee trades should avoid actual improprieties, as well as the appearance of impropriety.  Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.  In order to assist the Firm and our Employees in meeting our obligations as a fiduciary, the Firm has adopted this Personal Investment Policy.  The policies incorporate the following general principles which all Employees are expected to uphold:

•	We must at all times place the interests of our Clients first.

•
All personal securities transactions must be conducted in a manner consistent with the Personal Investment Policy and avoid any actual or potential conflicts of interest or any abuse of an Employee’s position of trust and responsibility.

•	Employees must not take any inappropriate advantage of their positions at the Firm.

•	Information concerning the identity of securities and financial circumstances of the Funds and their investors must be kept confidential.

•	Independence in the investment decision-making process must be maintained at all times.

The Firm believes that these general principles not only help us fulfill our fiduciary obligations, but also protect the Firm’s reputation and instill in our Employees the Firm’s commitment to honesty, integrity and professionalism.  Employees should understand that these general principles apply to all conduct, whether or not the conduct also is covered by more specific standards or procedures set forth below.  Failure to comply with this policy may result in disciplinary action, including termination of employment.

I.	Risks

In developing these policies and procedures, the Firm considered the material risks associated with administering the Personal Investment Policy.  This analysis includes risks such as:

•	Employees do not report personal securities transactions;

•	Employees trade personal accounts ahead of the Clients; and

•	Employees allocate profitable trades to personal accounts or unprofitable trades to the Clients.

OWS has established the following guidelines to mitigate these risks.

II.	Persons and Accounts Covered by the Personal Investment Policy

1.	Persons

The policy applies to all of the Firm’s Employees.

2.	Accounts and Covered Securities

The requirements and restrictions apply to all “covered securities” in any “personal account”.

a.	Personal Accounts

The term “personal account” means any securities account in which an Employee has any direct or indirect “beneficial ownership,” and includes any personal account of an Employee’s immediate family member sharing the same household (including children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.  Also included are accounts owned by individuals that are financially dependent on the Employee).

An Employee is deemed to have beneficial ownership if the Employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant personal account.

For a full definition of beneficial ownership, refer to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”).

b.	Reportable Securities

The term “reportable security” includes all securities defined as such under the Investment Advisers Act of 1940 (the “Advisers Act”), and includes:

•	Debt and equity securities;

•	Options on securities, on indices, and on currencies;

•
All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs (other than investments in the foregoing in which the employee has no investment discretion with respect to investments made in such investment vehicles); and

•	Foreign unit trusts and foreign mutual funds.

•	Shares of mutual funds that are advised or sub-advised by the Firm or its affiliates

•	ETFs that are organized as unit investment trusts.

The term “reportable security,” however, does not include the following:

•	Direct obligations of the U.S. government (e.g., Treasury securities);

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares of open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates);

•	Interests in 529 college savings plans; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised or sub-advised by the Firm (or the Firm’s affiliates).

Any Employee who purchases or sells virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of an initial coin offering (“ICO”), should consult with the CCO as to whether such coins or tokens would be considered Securities for purposes of this policy. For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not deemed Securities under this policy. Any questions regarding the application of these terms should be referred to, and addressed by, the Compliance Officer.

III. Compliance with Applicable Federal Securities Laws

In addition to the general principles of conduct stated in the Personal Investment Policy and the specific trading restrictions and reporting requirements described below, the policy requires all Employees to comply with applicable Federal securities laws.  These laws include the Securities Act of 1933 (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

In accordance with Rule 204A-1 under the Advisers Act, OWS must collect information regarding the personal trading activities and holdings of all Employees.  Among other things, Employees must submit quarterly reports regarding securities transactions and newly opened personal accounts, as well as annual reports regarding holdings and existing personal accounts.  In order to assist OWS with the collection and analysis of the aforementioned Employee personal trading records, as well as to ease the burden on Employees of providing required personal trading records, OWS has retained the software of a third-party vendor, Compliance11.

IV. Initial Brokerage Account Report and Duplicate Account Statements

1.	Initial Reports and Annual Reports; Duplicate Statements

Employees must periodically report the existence of any personal account that holds any securities (including securities excluded from the definition of a covered security above), as well as all holdings in covered securities.

Every Employee must submit an initial report of all his or her existing personal accounts as well as all covered securities holdings to the Compliance Officer using the form attached as Exhibit C-1 or via Compliance11, within 10 days of the Employee’s start date.    The initial report must be current as of a date no more than 45 days prior to the date that the person became an Employee.

Every Employee must submit an annual report of all his or her existing covered accounts as well as all covered securities holdings to the Compliance Officer using the form attached as Exhibit C-1, via Compliance11 or by submitting account statement to the Compliance Officer.

To the extent additional personal accounts are opened by an Employee, he or she must update such report via Compliance11 or Exhibit C-2 and submit the report to the Compliance Officer.  With respect to each account listed on the report, the Employee must cause duplicate trade confirmations and holding reports to be electronically submitted to Compliance11 or to the CCO.

All reports and account information will be treated as confidential.

2.	Quarterly Transaction Reporting Requirements

Each quarter, Employees must report all covered securities transactions occurring in personal accounts.  Employees must also report any accounts opened, over which the Employee is deemed to have beneficial ownership during the quarter. This report must contain the name of the broker, dealer, or bank with whom the account was established; the date the account was established, and the date that the report was submitted by the Employee.  Reports regarding transactions in covered securities and newly opened accounts must be submitted to the Compliance Officer within 30 days of the end of each calendar quarter.

Upon prior authorization from the Compliance department, you may utilize the Quarterly Reporting Form included in Exhibit C-2 to fulfill your quarterly reporting obligations or OWS’ personal trading management system.  Alternately, as noted above, you may instruct the institution hosting your account to send the Compliance Officer or OWS’ personal trading management system electronic duplicate trade confirmations and/or account statements.  The Compliance Officer must receive all such confirmations and statements within 30 days of the end of each calendar quarter.  Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on Exhibit C-2.

As noted, if you did not have any transactions or account openings to report, this should be indicated via Compliance 11 or  Exhibit C-2.  These forms should be signed (or electronically acknowledged), dated, and submitted to the Compliance Officer within 30 days of the end of each calendar quarter.

3.	Exceptions to the Reporting Requirements

There are limited exceptions from certain reporting requirements.  Specifically, an Employee is not required to submit:

a.
Any report with respect to covered securities held in a personal account over which the employee had no direct or indirect influence or control (e.g., a blind trust or a fully discretionary advisory account managed by a third-party).

b.
A report with respect to transactions effected pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans).

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of a member of the Compliance team. Compliance may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Finally, the Firm may facilitate Employees’ reporting of, and its analysis of, personal trading activities through the implementation of third-party vendor software.  As such, certain procedures outlined above may not apply given the Firm’s utilization of the software.

V.	Pre-Approval for Personal Securities Transaction

Every employee must obtain written approval from a Managing Director of the Firm before trading on behalf of a personal account  in any stocks, IPOs, corporate bonds, municipal bonds, private funds or options on stocks or corporate bonds substantially in the form attached hereto as Exhibit C-3.  In the case of Managing Directors, approval must be obtained from another Managing Director.   Completed trade approvals must be submitted to the Compliance Officer.  Such approvals may be made alternatively through the Compliance11 software in which case written approval from a Managing Director is not required.

Employees responsible for investment strategies for the Funds managed by the Firm are generally prohibited (other than with respect to liquid ETFs and indices such as the S&P 500) from purchasing or selling securities in their personal accounts comparable to the securities purchased or sold on behalf of the Funds and the RIC Client in such investment strategies.

Exceptions to the pre-clearance requirements detailed above include those purchases or sales of the following other securities that OWS has deemed to be of lower risk from a pre-clearance compliance standpoint: closed-end index funds, unit investment trusts and exchange traded funds that are based on a broad-based securities index. Notwithstanding that pre-approval for such transactions is not required, such securities must still be reported per the Quarterly Transaction Reporting Requirements.

VI.	Exceptions to the Personal Investment Policy

The Compliance Officer may, under very limited circumstances, grant an exception from the requirements of the Policy on a case-by-case basis, provided that:

•
The Employee seeking the exception provides the Compliance Officer with a written statement (i) detailing the efforts made to comply with the requirement from which the Employee seeks an exception and (ii) containing a representation that compliance with the requirement would impose significant undue hardship on the Employee;

•
The Compliance Officer believes that the exception would not harm or defraud a Fund, violate the general principles stated in the Policy or compromise the Employee’s or the Firm’s fiduciary duty to any Fund; and

•	The Employee provides any supporting documentation that the Compliance Officer may request from the Employee.

No exceptions may be made to the fundamental requirements contained in the policy that have been adopted to meet applicable rules under the Advisers Act.  Investments made in private investment funds managed on a discretionary basis by investment managers that are unaffiliated with the Firm may be made with the prior approval of the Compliance Officer by completing Exhibit C-3.

VII.	Administration of the Personal Investment Policy

The Compliance Officer will receive and review all reports submitted pursuant to the Personal Investment Policy.  The Compliance Officer will review the reports to determine that employee trades are consistent with requirements and restrictions set forth in the policy and do not otherwise indicate any improper trading activities.

The Compliance Officer will review all reports submitted pursuant to policy for potentially abusive behavior, and will compare Employee trading with Fund trades, as necessary.  Any personal trading that appears abusive may result in further inquiry by the Compliance Officer and/or sanctions as further discussed below.

If the CCO determines that a material violation of this Code of Ethics has occurred, the CCO will promptly report the violation, and any associated action(s) to the Firm’s senior management and the RIC Client’s (as defined in OWS’ Compliance Manual) board of directors/trustees pursuant to Rule 17j-1.

The Compliance Officer also will ensure that all books and records relating to the Personal Investment Policy are properly maintained.  The books and records required to be maintained include the following:

•	A copy of the Personal Investment Policy that is in effect, or at any time within the past five years was in effect;

•	A record of any violation of the Personal Investment Policy, and of any action taken as a result of the violation;

•	Historic listing of all Persons subject to the Personal Investment Policy;

•	A record of all written acknowledgements of receipt, review and understanding of the Personal Investment Policy from each person who is currently, or within the past five years was, an Employee;

•	A record of each report made by an Employee, including any brokerage confirmations and brokerage account statements obtained from Employee;

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition of covered securities; and

•
A record of any exception from the Personal Investment Policy granted by the Compliance Officer, all related documentation supplied by the Employee seeking the exception, and the reasons supporting the decision to grant the exception.

These books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm.

OWS will describe its Code of Ethics and this policy in Part 2 of Form ADV and, upon request, furnish investors with a copy of the Code and this policy.  All investor requests for the Code and this policy should be directed to the Compliance Officer.

VIII.	Sanctions

As noted, any violation of any provision of the Personal Investment Policy may result in disciplinary action.  The Compliance Officer, in consultation with the Managing Partner, will determine an appropriate sanction.  Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

IX.	Acknowledgment of Receipt and Compliance

The Firm will provide each Employee with a copy of the Personal Investment Policy and any amendments hereto.  Any questions regarding any provision of the policy or its application should be directed to the Compliance Officer.  Each Employee, initially upon employment and annually thereafter, must provide the Firm with a written acknowledgement either electronically via Compliance11 or in a form provided by the Firm (Exhibit C-4) evidencing the fact that such Employee has received and reviewed, and understands, the Personal Investment Policy.  Additionally, each Employee must complete the Annual Compliance Questionnaire Supplement (Exhibit C-5) on an annual basis.

EXHIBIT C-1

HOLDINGS REPORT

Name of Employee:

Date of Submission:

Type of Report (check one):   ______ Initial Investment and Brokerage Account Report

______ Additional Investment and Brokerage Account Report

Securities Accounts

Account Title	Broker/Institution Name and Address	Account Number	Contains Covered Securities

Initial Securities Holdings (for new employees only)

For new employees please provide below or attached a list of all covered securities.  If you do not currently own any covered securities please initial here: ______

Account Number	Broker/Institution Name	Security Description or Symbol	Quantity

I hereby certify that the information contained in this report is accurate and that listed above are all personal accounts and covered securities with respect to which I have beneficial ownership.

By:
Name:
Date

EXHIBIT C-2

QUARTERLY REPORTING FORM
For the Quarter Ended: ________________

Number of Shares	Security Name	Type (common stock, bond, etc.)	Ticker or CUSIP	Buy / Sell	Principal Amount	Interest Rate / Maturity	Price	Date	Executed By (Broker-Dealer or Bank)

Name of Broker-Dealer or Bank	Account Title	Account Number	Date Account was Established

I certify that this form fully discloses all transactions of covered securities in which I have a beneficial interest as well as new personal accounts that I opened during the reporting period.  I understand that I am presumed to have a beneficial interest in securities transactions of immediate family members living in the same household.

Signature:	Print Name:	Date:

Deliver to the Compliance Officer within 30 days of the end of each calendar quarter.  Use additional sheets if necessary.  Indicate “N/A” if you have not completed any trades in covered securities during the reporting period.

EXHIBIT C-3

PERSONAL SECURITIES TRANSACTION PRE-APPROVAL FORM

a.	Name of Requesting Person

b.	Requesting Date and Trading Date

c.	Securities Requested Trading

d.	Size of Trade

e.	Confirmation Requested Security is not on Restricted List

f.	Certification By The Requesting Person That He/She Is Not In Possession of Material Non-public Information Relating To The Applicable Security

g.	Approving Manager and Signature

h.	Compliance Officer Approval/Signature

i.	Requesting Person Signature

EXHIBIT C-4

COMPLIANCE MANUAL ACKNOWLEDGEMENT FORM

By signing below, I certify that I have received, read, understood, abided by, and will continue to abide by OWS’s Compliance Manual, which includes OWS’s Code of Ethics. I understand that any questions about the Compliance Manual (including the Code) should be directed to the CCO.

Print Name:

Signature:

Date:

Note: All Employees must also complete and submit the Annual Compliance Questionnaire Supplement that begins below.

EXHIBIT C-4

COMPLIANCE MANUAL ACKNOWLEDGEMENT FORM

By signing below, I certify that I have received, read, understood, abided by, and will continue to abide by OWS’s Compliance Manual, which includes OWS’s Code of Ethics. I understand that any questions about the Compliance Manual (including the Code) should be directed to the CCO.

Print Name:

Signature:

Date:

Note: All Employees must also complete and submit the Annual Compliance Questionnaire Supplement that begins on the following page.

EXHIBIT C-4

ANNUAL COMPLIANCE QUESTIONNAIRE SUPPLEMENT

Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table.

Question	Yes	No

1. Are you or any members of your immediate family employed by a financial services company or a company that provides products or services to OWS?	☐	☐

2. Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle?	☐	☐

3.      Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to OWS?
	☐	☐

4. Do you or any members of your immediate family have any other business or personal relationship with any investors?	☐	☐

5. Are you or any members of your immediate family employed by any government?	☐	☐

6. Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not-for-profit organizations)?	☐	☐

7. Are you aware of any conflicts of interest between OWS, you or your immediate family members and any investor?	☐	☐

8. Have you or any advisory affiliate ever been convicted of or plead guilty or no contest in a domestic, foreign, or military court to a Felony?	☐	☐

9. In the past ten years, have you or any advisory affiliate been convicted of or plead guilty or no contest in any domestic, foreign, or military court to:	☐	☐

a.     Any Misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

b.     Any order, judgment or decree that restrains or enjoins you from engaging or continuing to engage in any conduct or practice: (i) in connection with the purchase or sale of any security, (ii) involving the making of any false filing with the SEC, or (iii) arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities?

10. Have you ever been subject to any Financial Industry Regulatory Authority (“FINRA”) proceeding?	☐	☐

11. Are any felony or misdemeanor charges, as described above, currently pending?	☐	☐

12. In the past ten years, has the SEC or the CFTC found you or any advisory affiliate:	☐	☐

a. To have made a false statement or omission

b. To have been involved in a violation of SEC or CFTC regulations or statutes?

c. To have been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

13. In the past ten years, has the SEC or the CFTC:	☐	☐

a.     Entered an order against you or any advisory affiliate in connection with investment-related activity such as, but not limited to, any scienter(intent)-based anti-fraud provision of the federal securities laws or Section 5 of the Securities Act of 1933?

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b. Imposed a civil money penalty on you or any advisory affiliate, or ordered you or any advisory affiliate to cease and desist from any activity?

c. Entered an order that suspends or revokes your registration as a broker, dealer, municipal securities dealer or investment adviser?

d. Entered an order that places limitations on your activities, functions or operations?

e. Entered an order that bars you from being associated with any entity or from participating in the offering of any penny stock?

14. In the past ten years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority found you or an advisory affiliate to have:	☐	☐

a. Made a false statement or omission, or been dishonest, unfair, or unethical?

b. Been involved in a violation of investment-related regulations or statutes?

c. Been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

15.    In the past ten years, has any other federal regulatory agency, any state regulatory agency or securities commission (or an agency or officer of a state performing like functions), a state authority that supervises or examines banks, savings associations, or credit unions, a state insurance commission (or an agency or officer of a state performing like functions), a federal banking agency, the CFTC, the National Credit Union Administration, or any foreign financial regulatory authority:
	☐	☐

a. Entered an order against you or any advisory affiliate in connection with an investment-related activity?
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b.     Denied, suspended, or revoked your or any advisory affiliate’s registration or license, or otherwise prevented you or any advisory affiliate, by order, from associating with an investment-related business or restricted your or any advisory affiliate’s activity?

c. Entered an order that bars you from engaging in the business of securities, insurance, and banking or from engaging in savings associations or credit union activities?

d. Entered a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct?

16. In the past ten years, has any self-regulatory organization or commodities exchange found you or an advisory affiliate to have:	☐	☐

a. Made a false statement or omission?

b. Been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?

c. Been the cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

17.    In the past ten years, has any self-regulatory organization or commodities exchange disciplined you or any advisory affiliate by expelling or suspending you or the advisory affiliate from membership, barring or suspending you or the advisor affiliate from association with other members, or otherwise restricting your or the advisory affiliate’s activities for any act or omission that constitutes, but is not limited to, conduct inconsistent with just and equitable principles of trade?
	☐	☐

18. Has an authorization to act as an attorney, accountant, or federal contractor granted to you or any advisory affiliate ever been revoked or suspended?	☐	☐

19. In the past ten years, has any domestic or foreign court:	☐	☐
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a. Enjoined you or any advisory affiliate in connection with any investment-related activity?

b. Found that you or any advisory affiliate was involved in a violation of investment-related statutes or regulations?

c. Dismissed, pursuant to a settlement agreement, an investment related civil action brought against you or any advisory affiliate by a state or foreign financial regulatory authority?

20. Are you or any advisory affiliate now the subject of any proceeding that could result in a “yes” answer to any of the preceding questions?	☐	☐

21. During the past 12 months, have you reported all personal securities transactions in accordance with OWS’s reporting policies?	☐	☐

22. During the past 12 months, have you reported gifts and entertainment in accordance with OWS’s reporting policies?	☐	☐

23. During the past 12 months, have you traded on or improperly transmitted any material, nonpublic information?	☐	☐

24. During the past 12 months, have you become aware of any violation of OWS’ Code of Ethics that you did not disclose to the Compliance Officer?	☐	☐

25. Are you aware of any unreported identity theft, cyber security, or privacy issues that have arisen in the past 12 months?	☐	☐

26.    To the best of your knowledge, during the past 12 months, has OWS and its Employees (including yourself) complied with the Firm’s written policies and procedures as found in the Firm’s most recent Compliance Manual?

	☐	☐
27. In the past year, have you instructed or provided information or advice to a US investor regarding avoidance of U.S. taxes through the establishment of an offshore account?	☐	☐
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28. Have you or any of your family members made a political contribution within the past 12 months that has not been pre-cleared with the Compliance Department?	☐	☐
29.    Have you ever been debarred, suspended, restricted, or excluded from doing business with any Department or Agency of the Federal Government or of a State Government from doing business with such Department or Agency, including, but not limited to:
	☐	☐

a. The U.S. Department of Housing and Urban Development (“HUD”)

b. The Federal Housing Administration (“FHA”)

c. The Federal Deposit Insurance Corporation (“FDIC”)

30.    Have you ever been sanctioned, required or agreed to pay any administrative, civil or criminal penalties or damages in connection with any suit or enforcement action involving single family loan origination, servicing or collection activities, or involving allegations of housing discrimination under any applicable local, state, or federal law or regulation?
	☐	☐

31.    Have you ever been removed from or prohibited from participating in the affairs of any insured depository institution pursuant to any final enforcement action taken by any federal and or state banking agency?
	☐	☐

32.    Within the past five years, have you been subject to any legal proceeding involving fraud, criminal activity or breach of fiduciary duty in any jurisdiction (internationally and nationally) in the past five years?
	☐	☐

33. Within the past five years, have you been subject to a dispute or engaged in unresolved matters involving correspondence with the IRS or other U.S. Government Agency?	☐	☐

34. Within the past five years, have you been subject to any investigations with respect to Anti-Money Laundering requirements, or Patriot Act violations?	☐	☐

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35.    Within the past five years, have you been subject to an enforcement action or regulatory investigation due to any potential Real Estate Settlement Procedures Act, Fair Credit Reporting Act, or Gramm-Leach-Bliley Privacy Act violations?
☐	☐

36.    In the past five years have you been subject to a United States Postal Service (“USPS”) false representation order, or are you subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the USPS to constitute a scheme or device for obtaining money or property through the mail by means of false representations?
☐	☐

37.    In the past five years have you filed (as a registrant or issuer), or were you named as an underwriter in, any registration statement or Regulation A offering statement filed with the SEC that was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or are you the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?
☐	☐

Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additional pages as necessary.

By signing below, I certify that I responded to the Annual Compliance Questionnaire Supplement completely and accurately.

Print Name:

Signature:

Date:
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